UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2012

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42, rue Saint-Dominique, Paris, France 75007

5599 San Felipe, 17th Floor, Houston, Texas 77056

Parkstraat 83, The Hague, The Netherlands 2514 JG

(Addresses of principal executive offices and zip or postal codes)

Registrant’s telephone number in the United States, including area code: (713) 375-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 18, 2012, the Compensation Committee of the Board of Directors of Schlumberger Limited (the “Company”) approved the acceleration of the vesting of all unvested stock options held by Andrew Gould that were awarded to him in January 2011, pursuant to the terms of the plan under which the options were issued. As a result, all such options will vest upon Mr. Gould’s retirement as an executive officer of the Company on April 30, 2012, and be exercisable pursuant to the original terms of the award. All of Mr. Gould’s other unvested stock options at his retirement will be forfeited pursuant to the terms of the plans under which they were issued. As previously announced, Mr. Gould will continue to serve as the Chairman of the Board until the Company’s 2012 annual general meeting of stockholders, which is expected to be held in April 2012.

The table below provides additional details regarding the effect of the Compensation Committee’s actions on the stock options awarded to Mr. Gould in January 2011.

As of January 20, 2012:

Exercise Price	Award Amount	Vested	Unvested	Outstanding	Treatment	Value of Acceleration(1)
$83.885	400,000	133,333	266,667	400,000	Options to purchase 400,000 shares may be exercised on or before April 30, 2017.	0

(1)

Based on the closing price of the Company’s shares on the New York Stock Exchange on January 13, 2012, which was $67.99. The amount represents the value of the options that would have been forfeited but for the action of the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHLUMBERGER N.V.
(SCHLUMBERGER LIMITED)

By:	/s/ Howard Guild
Howard Guild
Chief Accounting Officer

Date: January 23, 2012